UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 6, 2017

Dear Stockholder:

We cordially invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com”, the “Company”, “we” or “our”) which will be held on Thursday, July 6, 2017 at 8:00 a.m., Pacific Time, at our principal executive offices located at 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect 5 directors to serve on the Board of Directors (the “Board”) until the 2018 annual meeting of stockholders, and thereafter until their successors are elected and qualified;

2. To approve, on an advisory basis, the Company’s named executive officer compensation programs and practices as described in this Proxy Statement;

3. To approve, on an advisory basis, the frequency (either every one, two or three years) by which stockholders wish the Company to include an advisory vote on the Company’s named executive officer compensation programs and practices;

4. To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on May 30, 2017 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089 for 10 days before the meeting. Any stockholder of record in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a stockholder of record, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement. If you hold your shares through a broker, bank, or other institution (the “holder”), please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of BDO, unless you have provided voting instructions.

We look forward to seeing you.

Sincerely,

/s/ Joshua E. Schechter
Joshua E. Schechter
Chairman of the Board

Redwood City, California
June 5, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JULY 6, 2017

The Proxy Statement and Annual Report on Form 10-K are available at http://investors.support.com and www.proxyvote.com.

SUPPORT.COM, INC.
1200 CROSSMAN AVE., SUITE 210, SUNNYVALE, CA 94089

PROXY STATEMENT FOR
2017 ANNUAL MEETING OF STOCKHOLDERS
To be Held on July 6, 2017

General

The Board of Directors (the “Board”) of Support.com, Inc. (“Support.com,” “the Company,” “we” or “our”) is soliciting proxies for the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at our principal executive offices at 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089, on Thursday, July 6, 2017, at 8:00 a.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on May 30, 2017 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 18,600,472 shares of the Company’s common stock (“Common Stock”) issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about June 8, 2017 to all stockholders of record as of the close of business on the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share of Common Stock held on the Record Date has one vote.

Proposal No. 1: Directors are elected by a plurality vote. Therefore, the nominees for the five director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter will be elected to serve as directors (Tim Stanley was not nominated by the Board for re-election, and in connection with this the Board will be reduced to five directors at the Annual Meeting). Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 1.

Proposal No. 2: The proposal to approve the Company’s named executive officer compensation is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter will signify an approval. Broker “non-votes” are not included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 2. Abstentions will have the effect of votes “AGAINST” Proposal No. 2.

Proposal No. 3: This is an advisory vote of the stockholders on how often the Company should submit its named executive officer compensation to an advisory vote like Proposal No. 2.  Stockholders are asked to specify one of four votes on this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the board of directors’ recommendation. Approval of the frequency of an advisory vote to approve executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “for” votes will be considered the frequency selected by our stockholders. Abstentions and broker non-votes will not count as votes cast “for” or “against” any frequency choice, and will have no direct effect on the outcome of this proposal.

Proposal No. 4: The proposal to ratify the appointment of BDO USA, LLP (“BDO”), as our independent registered public accounting firm for fiscal year 2017 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Broker “non-votes” are not included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for Proposal No. 4. Abstentions will have the effect of votes “AGAINST” Proposal No. 4.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting. Stockholders who have their shares in street name are also welcome to attend the Annual Meeting, however, because such stockholders are not the stockholder of record, they may not vote their shares at the Annual Meeting unless they request and obtain a valid proxy (sometimes referred to as a “legal proxy”) from their broker or other nominee who is the record holder.

Stockholders of record may vote their shares by:

•	attending the Annual Meeting and voting their shares of Common Stock in person;

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

•	following the instructions provided on their proxy card; or

•	using the telephone number provided on their proxy card.

Our Board is asking you to give your proxy to Richard Bloom, our interim President and Chief Executive Officer, and Michelle Johnson, our Vice President, General Counsel and Secretary. Giving your proxy to Mr. Bloom and Ms. Johnson means that you authorize Mr. Bloom and Ms. Johnson or either of them to vote your shares at the Annual Meeting in accordance with your instructions. You may vote “FOR” or “AGAINST” the proposals, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Richard Bloom, Brian Kelley, Brad Radoff, Joshua Schechter, and Eric Singer to the Board until our 2018 annual meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to approve, on an advisory basis, the Company’s named executive officer compensation, (iii) “FOR” a frequency of one year for the advisory vote on the compensation of our named executive officers, (iv)“FOR” the proposal to appoint BDO, or another comparable firm chosen by the Company, as our independent registered public accounting firm for fiscal year 2017, and (v) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Revocability of Proxies

A stockholder of record giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Annual Meeting that are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of shares of outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

For information on how to obtain directions to the Annual Meeting, please call our Investor Relations representative at 1-650-556-8595.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials (as applicable), including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock.

Other Business

We are not currently aware of any business to be acted on at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters specified in the Notice of Annual Meeting (which is provided at the beginning of this Proxy Statement) or otherwise properly brought before the meeting by the Board or by a stockholder. If other matters properly come before the Annual Meeting, such as procedural matters incidental to the conduct of the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID ADDITIONAL EXPENSES REQUIRED TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single set of proxy materials and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. The Company undertakes to deliver promptly to a stockholder upon such written or oral request a separate set of proxy materials and annual report. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Pursuant to Rule 14a-8 of the Exchange Act, any proposal that a stockholder intends to present at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), for inclusion in the proxy statement for the 2018 Annual Meeting, must be submitted to the attention of the Corporate Secretary at our principal offices, located at 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089, no later than February 5, 2018. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery. In addition, our Amended and Restated Bylaws require that we be given advance written notice for nominations for election to our Board and of other business that stockholders wish to present for consideration at an annual meeting of stockholders (other than those proposals of business intended to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by our Corporate Secretary at our principal offices, located at 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089, and must otherwise meet the requirements set forth in our Amended and Restated Bylaws. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received not later than the close of business on May 7, 2018, but not before April 7, 2018, which is not less than sixty (60) calendar days nor more than ninety (90) calendar days prior to the first anniversary of the Annual Meeting. However, in the event the 2018 Annual Meeting is scheduled to be held on a date before June 6, 2018, or after September 4, 2018, which are dates thirty (30) calendar days before or sixty (60) calendar days after the first anniversary of the Annual Meeting, then such advance notice must be received by us not later than the close of business on the later of (1) the close of business on the 60th calendar day prior to the 2018 Annual Meeting or (2) the close of business on the 10th calendar day following the day on which public disclosure of the date of the 2018 Annual Meeting is made, whichever first occurs (or if that day is not a business day for the Company, on the next succeeding business day). For each matter the stockholder proposes to bring before the 2018 Annual Meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our Amended and Restated Bylaws.

If a stockholder who wishes to present a proposal before the 2018 Annual Meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required date, the proxies that our Board solicits for the 2018 Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the Securities and Exchange Commission’s (the “SEC”) proxy rules, including Rule 14a-4(c) of the Exchange Act.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

https://www.support.com/wp-content/uploads/2015/03/Corporate_Governance_Guidelines.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089.

Stock Ownership Guidelines

To further align the interests of our executive officers and non-employee directors with the interests of the Company’s stockholders, the Board has determined that such persons should hold shares of the Company’s Common Stock that have a fair market value commensurate with their respective roles with the Company. These guidelines ensure that all executive officers and non-employee directors have a significant personal investment in the Company through their ownership of shares in the Company. Our stock ownership guidelines are applicable to all executive officers who are required to file reports pursuant to Section 16 of the Exchange Act and require the following levels of stock ownership as a multiple of the individual’s respective base salary: Chief Executive Officer: 3X, Chief Financial Officer: 3X, and our other executive officers: 2X. Our stock ownership guidelines are also applicable to all non-employee directors and require that such persons own shares of Common Stock of the Company in an amount no less than three (3) times their annual cash retainer for their director service.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

https://www.support.com/wp-content/uploads/2015/03/Code-of-Ethics-and-Business-Conduct.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that five of our six directors are independent, namely Messrs. Kelley, Radoff, Schechter, Singer and Stanley, based on the listing standards of the NASDAQ Capital Market (“Nasdaq”) and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Bloom, our interim President and Chief Executive Officer.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are generally not held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chairman of the Board and Chief Executive Officer should be held by the same individual on a regular basis.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted in part through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chairman to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for the oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also consults with third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, independent compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. During 2016, the Board held 29 meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in 2016. Director attendance at the Company’s Annual Meeting is encouraged but not required. All directors attended the 2016 annual meeting of stockholders.

Executive Sessions

Our independent directors meet at least four times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at:

https://www.support.com/about-us/investor-relations/corporate-governance/

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

During 2016, the members of the Nominating and Corporate Governance Committee were Mark Fries (Chair), Jim Stephens, and Toni Portmann until their respective resignations and replacements. Mr. Fries served as Chairperson of the Nominating and Corporate Governance Committee throughout 2016 until his resignation. On March 4, 2016, Mr. Fries resigned as a member of the Board and as a member of all committees of the Board on which he served, including the Nominating and Corporate Governance Committee. Mr. Fries’ resignation was not in connection with a disagreement relating to the Company’s operations, policies or practices. On March 4, 2016, the Board appointed Mr. Stanley to serve as a director of the Company, filling the vacancy created on the Board as a result of Mr. Fries’ resignation. In connection with his election to the Board, Mr. Stanley was appointed to the Nominating and Corporate Governance Committee. Also on March 4, 2016, the Board appointed Ms. Portmann to serve as Chairperson of the Nominating and Corporate Governance Committee.  On June 28, 2016 stockholders elected Eric Singer, Joshua Schechter, Bradley Radoff, Rick Bloom, Brian Kelley and Tim Stanley to the Board. On June 30, 2016, in connection with their election to the Board, Mr. Singer, Mr. Radoff, and Mr. Schechter were appointed to the Nominating and Corporate Governance Committee, and Mr. Stanley was removed. Mr. Singer served as Chairperson of the Nominating and Corporate Governance Committee for the remainder of 2016. The Nominating and Corporate Governance Committee now consists of Mr. Singer (Chair), Mr. Radoff, and Mr. Schechter. The Nominating and Corporate Governance Committee held four meetings during 2016.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of the Company’s Chief Executive Officer and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (“Section 16 Officers”); act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Section 16 Officers. The Compensation Committee may, by resolution passed by a majority of the members of the Compensation Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee and having powers as delegated by the resolutions of the Compensation Committee, but only to the extent permitted by applicable law or listing standard. Further, the Compensation Committee may delegate to the Company’s Chief Executive Officer the authority to make grants of equity awards under the Company’s stock plans to employees of the Company or any subsidiary thereof who are not members of the Board, the Chief Executive Officer or other Section 16 Officers.

During 2016, the members of the Compensation Committee were Mr. Stephens (Chair), Shawn Farshchi, and Ms. Portmann until their respective resignations and replacements. Mr. Stephens served as Chairperson of the Compensation Committee throughout 2016 until his replacement. On March 14, 2016, Mr. Farshchi resigned as a member of the Board and as a member of all committees of the Board on which he served, including the Compensation Committee. Mr. Farshchi’s resignation was not in connection with a disagreement relating to the Company’s operations, policies or practices. On March 14, 2016, the Board appointed Mr. Robinson to serve as a director of the Company. In connection with his election to the Board, Mr. Robinson was appointed to the Compensation Committee. On June 28, 2016 stockholders elected Eric Singer, Joshua Schechter, Bradley Radoff, Rick Bloom, Brian Kelley and Tim Stanley to the Board. On June 30, 2016, in connection with their election to the Board, Mr. Singer, Mr. Radoff, Mr. Bloom and Mr. Kelley were appointed to the Compensation Committee replacing the vacancies resulting from the departures of Mr. Stephens, Ms. Portmann and Mr. Robinson. Mr. Bloom resigned from the Compensation Committee upon his appointment as interim President and Chief Executive Officer on October 28, 2016. Mr. Singer served as Chairperson of the Compensation Committee for the remainder of 2016.  The Compensation Committee now consists of Mr. Singer (Chair), Mr. Radoff, and Mr. Kelley. The Compensation Committee held 14 meetings during 2016.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the Company’s consolidated financial statements to be included in filings with the SEC; supervise the Ethics Committee’s review of related party transactions; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters.

During 2016, the members of the Audit Committee were Messrs. O’Malley (Chair), Farshchi and Fries until their respective resignations and replacements. Mr. O’Malley served as Chairperson of the Audit Committee throughout 2016 until his resignation.  On March 4, 2016, Mr. Fries resigned as a member of the Board and as a member of all committees of the Board on which he served, including the Audit Committee. His resignation was not in connection with a disagreement relating to the Company’s operations, policies or practices. Also on March 4, 2016, in accordance with Nasdaq rules, the Board appointed Mr. Stephens to the Audit Committee. On April 20, 2016, Mr. Stephens resigned as a member of the Audit Committee and Tim Stanley was appointed to the Audit Committee.

On March 14, 2016, Messrs. Farshchi and O’Malley resigned as members of the Board and as members of the Audit Committee. Their resignations were not in connection with a disagreement relating to the Company’s operations, policies or practices. On March 14, 2016, the Board appointed Ms. Fetter and Mr. Robinson to serve as directors of the Company. In connection with their election to the Board, Ms. Fetter and Mr. Robinson were each appointed to the Audit Committee. Mr. O’Malley served as Chairperson of the Audit Committee throughout 2016 until his resignation. On June 28, 2016 stockholders elected Eric Singer, Joshua Schechter, Bradley Radoff, Rick Bloom, Brian Kelley and Tim Stanley to the Board. On June 30, 2016, in connection with their election to the Board, Mr. Bloom, Mr. Schechter and Mr. Kelley were appointed to the Audit Committee replacing the vacancies resulting from the departures of Mr. Robinson and Ms. Fetter and the removal of Mr. Stanley.  Mr. Bloom served as Chairperson of the Audit Committee until his resignation on October 28, 2016.  On October 28, 2016 Mr. Kelley was appointed as Chairperson of the Audit Committee and Mr. Singer was appointed as a member of the Audit Committee. Mr. Kelley served as Chairperson of the Audit Committee for the remainder of 2016. The Audit Committee now consists of Mr. Kelley (Chair), Mr. Schechter and Mr. Singer. The Board has determined that Mr. Kelley, an independent director based on the Nasdaq listing standards and applicable laws and regulations, is also a financial expert as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable Nasdaq listing standards. The Audit Committee held eight meetings during 2016.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so as the Company and its needs continue to change as the Board pursues its various strategic initiatives for driving stockholder value creation.

Additionally, the Nominating and Corporate Governance Committee has determined that it will consider a number of other factors, skills and characteristics in evaluating candidates for the Board, such as:

•	The candidate’s ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	The candidate’s history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	The candidate’s time availability for in-person participation at board of directors and committee meetings;

•	The candidate’s judgment and business experience with related businesses or other organizations of comparable size;

•
The knowledge and skills the candidate would add to the board of directors and its committees, including the candidate’s knowledge of the SEC and Nasdaq regulations, and accounting and financial reporting requirements;

•	The candidate’s ability to satisfy the criteria for independence established by the SEC and Nasdaq;

•	The candidate’s business management and leadership experience;

•	The overall financial acumen of the candidate;

•	The candidate’s technical knowledge;

•	The candidate’s industry knowledge;

•	The functional experience of the candidate;

•	The risk management experience of the candidate;

•	The gender and cultural diversity of the candidate;

•	The makeup, skills and experience of the board as a whole; and

•	The interplay of the candidate’s experience with the experience of other board members.

Further, the Board believes that it should be a diverse body. Accordingly, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Guidelines. The Board defines “diversity” broadly for this purpose to include both professional and personal backgrounds, skills sets and business perspectives, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation and gender.

Director Nominations

The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Corporate Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089.

Compensation Committee Interlocks and Insider Participation

None of the Company’s named executive officers serves, nor at any time during 2016 served, as a member of the board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, Section 16 Officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2016.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our Section 16 Officers and directors annually though Director & Officer Questionnaires and we maintain and use a list of known related parties to identify any transactions with Related Persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel and our Principal Financial Officer and operates as described in the Code of Ethics.

During the second quarter of 2016, the Independent Committee of the Board of Directors approved the reimbursement of $425,000 of proxy contest costs to VIEX Capital Advisors, LLC (“VIEX Capital”), a beneficial owner holding approximately 5.9% of the Company’s voting stock.  A member of the Company’s Board of Directors is also managing member of VIEX Capital.  As of September 30, 2016, the full amount of the reimbursement has been paid.

Except as specified above, there have been no related-party transactions since the beginning of fiscal 2016, and there are no currently proposed transactions, in either case in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000, and (c) any Related Person had a direct or indirect material interest.

Anti-Hedging Policy

In accordance with our insider trading policy, we do not permit any directors or employees, including the executive officers, to trade in any interest or position relating to the future price of Support.com securities, such as short-sales, market options, or other transactions on derivatives of our securities.

Anti-Pledging Policy

In accordance with our insider trading policy, we do not permit any directors or executive officers to enter into any new pledge or margin arrangements that use our Company’s stock as collateral for a loan or other purposes, except with the prior approval of the Nominating and Corporate Governance Committee based on the demonstrated financial ability of such director or executive officer.

DIRECTOR COMPENSATION

We compensate our independent, non-employee directors for serving on our Board. We did not pay Dr. Cholawsky through her resignation on October 28, 2016 and we do not pay Mr. Bloom, both Company employees, any additional compensation for serving on our Board in addition to their compensation as employees. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and a cash retainer.

Equity. On July 19, 2016, the Board determined that new directors would not receive option grants for 2016. Prior to that date, on the date that an individual first became a non-employee director, we granted him or her an option to purchase 40,000 shares of Common Stock. These grants were made under the 2010 Equity and Performance Incentive Plan as Amended and Restated (the “2010 Stock Plan”). These options vest in equal monthly installments over a 48-month period. Options granted to non-employee directors have an exercise price equal to the closing price of Common Stock on Nasdaq on the date of grant and a term of 10 years.

Each continuing non-employee director receives a grant of restricted stock units (“RSUs”) under our 2010 Stock Plan. The total number of shares of Common Stock subject to each director RSU grant is equal to $50,000 divided by the closing price of a share of Common Stock on Nasdaq on the date of grant, rounded down to the next full share, or such other amount as may be determined by the Board at the time of the grant. RSUs granted to non-employee directors vest on the one-year anniversary of the date of grant. All equity grants to non-employee directors vest in accordance with the terms of the agreement upon a change of control in conjunction with certain terminations of service.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director. We pay additional annual retainers of $16,250, $15,000, $10,000, and $7,500 to the chairman of each of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively; and $7,000, $5,000, and $2,800 to each non-chair member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, respectively. The cash retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2016. The compensation we paid to Dr. Cholawsky and Mr. Bloom for service as employee directors in 2016 is included in the 2016 Summary Compensation Table below showing the compensation for our named executive officers. While serving as employee directors Dr. Cholawsky and Mr. Bloom received no additional compensation for 2016 in respect of their service as members of our Board during the time they were employee directors. Mr. Bloom did receive compensation as a member of the Board when he was a non-employee director (as noted below).

2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards (1)	RSU Awards (2)	Total
Shawn Farshchi (3)	$10,884	-	-	$10,884
Mark Fries (4)	$11,125	-	-	$11,125
J. Martin O’Malley (5)	$11,250	-	-	$11,250
Toni Portmann (6)	$20,437	-	-	$20,437
Jim Stephens (6)	$33,717	-	-	$33,717
Tim Stanley (7)	$28,742	$12,900	$50,000	$91,642
Elizabeth Fetter (8)	$12,577	$13,004	-	$25,581
Lowell Robinson (8)	$14,973	$13,004	-	$27,977
Richard Bloom (9)(10)	$16,376	-	$50,000	$66,376
Brian J. Kelley (9)	$22,667	-	$50,000	$72,667
Bradley L. Radoff (9)	$19,147	-	$50,000	$69,147
Joshua Schechter (9)	$28,272	-	$50,000	$78,272
Eric Singer (9)	$25,239	-	$50,000	$75,239

(1)	New non-employee directors joining the Board before June 24, 2016 received 40,000 options upon appointment. After such date, no options were granted to new non-employee directors.

(2)
These amounts represent the aggregate grant date fair value computed in accordance with Accounting Standard Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the non-employee directors’ RSU awards in fiscal 2016, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for details as to the assumptions used to determine the aggregate grant date fair values of the RSU awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As of December 31, 2016, our non-employee directors held options to purchase shares of Common Stock and unvested RSUs that had been granted by us as director compensation representing the following number of shares of Common Stock: Mr. Bloom, 0 stock options and 18,896 RSUs; Mr. Schechter, 0 stock options and 18,896 RSUs; Mr. Radoff , 0 stock options and 18,896 RSUs; Mr. Singer, 0 stock options and 18,896 RSUs; and Mr. Stanley, 13,333 stock options and 18,896 RSUs.

(3)	Mr. Farshchi resigned as a member of the Board effective March 14, 2016.

(4)	Mr. Fries resigned as a member of the Board effective March 4, 2016.

(5)	Mr. O’Malley resigned as a member of the Board effective March 14, 2016.

(6)	Ms. Portmann and Mr. Stephens did not stand for re-election as members of the Board at the Company’s Annual Meeting of Stockholders on June 24, 2016.

(7)	Mr. Stanley was appointed as a member of the Board effective March 4, 2016.

(8)
Ms. Fetter and Mr. Robinson were appointed as members of the Board effective March 14, 2016. Both were not re-elected as members of the Board at the Company’s Annual Meeting of Stockholders on June 24, 2016.

(9)	Messrs. Bloom, Kelley, Radoff, Schechter, Singer and Stanley were elected as members of the Board at the Company’s Annual Meeting of Stockholders on June 24, 2016.

(10)	Mr. Bloom stopped receiving any director compensation upon his appointment as interim President and Chief Executive Officer effective October 28, 2016.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 31 2017 with respect to the beneficial ownership of shares of Common Stock (as adjusted to reflect the reverse stock split on January 20, 2017) by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and named executive officers of the Company as a group. On May 31, 2017, 18,609,351 shares of Common Stock were issued and outstanding. Ownership information is based on information furnished by the respective individuals or entities, as the case may be.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding (1)
5% or More Stockholders:
VIEX Opportunities Fund, LP - Series One (2)	1,083,531	5.82%
BLR Partners LP (3)	1,301,874	7.00%
Directors and Named Executive Officers (4):
Richard Bloom (5)	35,562	*
Chris Koverman (6)	31,253	*
Joshua Schechter (7)	52,229	*
Brian Kelley (8)	18,896	*
Bradley Radoff (9)	1,612,436	8.66%
Eric Singer (10)	1,102,427	5.92%
Tim Stanley (11)	23,340	*
All directors and named executive officers as a group (12)	2,876,143	15.46%

*	Represents holdings of less than 1%.

(1)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire through July, 30, 2017 (within 60 days after May 31, 2016) through the exercise of any stock options or through the vesting of RSUs payable in shares. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Vested stock options subject to unmet market conditions are not included in these totals.

(2)
Based solely on information reported on a Schedule 13D/A filed with the SEC on June 27, 2016. Consists of Common Stock beneficially owned directly by VIEX Opportunities Fund, LP - Series One (“Series One”). Series One reported sole voting power and sole dispositive power of 1,083,531shares of Common Stock. VIEX GP, LLC, as the general partner of Series One, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Series One. VIEX Capital Advisors, LLC, as the investment manager of Series One, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Series One. Mr. Singer, as the managing member of each of VIEX GP, LLC, and VIEX Capital Advisors, LLC, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Series One. The mailing address for VIEX Opportunities Fund, LP – Series One is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(3)
Based solely on information reported on a Schedule 13D/A filed with the SEC on June 27, 2016. Consists of Common Stock beneficially owned directly by BLR Partners LP. BLR Partners LP reported sole voting power and sole dispositive power of 1,301,874 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP may be deemed the beneficial owner of the shares of Common Stock beneficially owned by BLR Partners. The mailing address for BLR Partners LP is 1177 West Loop South, Suite 1625, Houston, TX  77027.

(4)	The address of each director and named executive officer is Support.com, Inc., 1200 Crossman Ave., Suite 210, Sunnyvale, California 94089, Attention: Investor Relations.

(5)
Includes 18,896 shares of Common Stock subject to awards releasable within 60 days of May 31, 2017. Also includes 16,666 shares of Common Stock held by Mr. Bloom, who has sole voting and dispositive power.

(6)
Includes 22,810 shares of Common Stock subject to stock options that are exercisable  60 days of May 31 2017. Also includes 8,443 shares of Common Stock held by Mr. Koverman, who has sole voting and dispositive power.

(7)
Includes 18,896 shares of Common Stock subject to awards releasable within 60 days of May 31, 2017. Also includes 33,333 shares of Common Stock held by Mr. Schechter, who has sole voting and dispositive power.

(8)	Includes 18,896 shares of Common Stock subject to awards releasable within 60 days of May 31, 2017.

(9)
Includes 18,896 shares of Common Stock subject to awards releasable within 60 days of May 31, 2017 and 291,666 shares of Common Stock held directly by Mr. Radoff, who has sole voting and dispositive power. It also includes 1,301,874 shares of Common Stock beneficially owned directly by BLR Partners LP. Please see footnote 3.

(10)
Includes 18,896 shares of Common Stock subject to awards releasable within 60 days of May 31, 2017. Also includes 1,083,531 shares of Common Stock beneficially owned directly by VIEX Opportunities Fund, LP - Series One (“Series One”). Please see footnote 2.

(11)	Includes 23,340 shares of Common Stock subject to stock options and awards granted to Mr. Stanley that are exercisable and releasable within 60 days of May 31 2017.

(12)
Includes 140,630 shares of Common Stock subject to stock options and awards that are exercisable or releasable within 60 days of May 31 2017. Also includes 2,735,513 shares of Common Stock held by directors and named executive officers. During 2016, our named executive officers consisted of Richard Bloom, Roop Lakkaraju, Chris Koverman, Elizabeth Cholawsky and Shaun Donnelly.  As of May 31 2017, our independent directors consisted of Joshua Schechter, Brian Kelley, Bradley Radoff, Eric Singer and Tim Stanley.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated continuing directors Rick Bloom, Brian Kelley, Brad Radoff, Joshua Schechter, and Eric Singer to be reelected to serve until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualified. Mr. Stanley was not nominated by the Board to stand for re-election and the Board will be reduced in size by one director on the date of the Annual Meeting. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s five nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Required Vote

The nominees for the five director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of six directors, all of whom have been nominated by the Board for re-election at the Annual Meeting, except for Tim Stanley who was not nominated by the Board to stand for re-election. The Board will reduce the size of the Board from six directors to five directors on the date of the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified.

Names of the nominees and certain biographical information about them as of May 30, 2017 are set forth below:

RICHARD BLOOM, age 49, was elected as a member of the Board in June, 2016 and joined Support.com as interim President and Chief Executive Officer in October, 2016. Mr. Bloom currently serves as a director of WestMountain Gold, Inc. (OTC: WMTN), a publicly traded precious metals exploration company with an active gold mining project in Alaska, since June 2016. Mr. Bloom has served as a director of NexCore Group, LLC (formerly NexCore Healthcare Capital Corporation), a healthcare real estate developer and property manager, since December 2010. He has also served as a director of GlideRite Corporation, an equipment repair and maintenance service provider to large national retailers, since June 2009.  Additionally, he served as Executive Chairman of Arcata LLC (formerly MyPrint Corp), a marketing execution services company, from 2009 through October 2011. He served as President and Chief Operating Officer of Renaissance Acquisition Corporation, a publicly traded special purpose acquisition company, from the date of their initial public offering in 2007 until 2009. Mr. Bloom served as the Chief Executive Officer of Caswell Massey (“Caswell Massey”), a personal care consumer product company, from 2006 to 2007, and as a director and Vice Chairman of Caswell Massey from 2003 to 2007. From 1999 to 2006, Mr. Bloom served in various positions at Marietta Corporation (“Marietta Corporation”), a maker and marketer of personal care and household products, most recently as its Chief Executive Officer and President. Mr. Bloom also served as a director of Marietta Holding Corporation, the successor entity to Marietta Corporation, from 2004 to 2007, and as a director and President of BFMA Holding Corporation, which owned and operated Marietta Corporation, from 1996 to 2004. Mr. Bloom also served as a director of AmeriQual Group, LLC, the largest producer and supplier of meals ready-to-eat to the United States military, from 2005 to 2007. Mr. Bloom earned a BS summa cum laude in Economic Science from The Wharton School, University of Pennsylvania.

BRIAN J. KELLEY, age 64, was elected as a member of the Board in June, 2016. Mr. Kelley has served as the Chief Executive Officer of Four Winds Advisors LLC, where he advises technology focused clients on restructuring, turnaround and business development, since October 2012. Mr. Kelley previously served as the Chief Executive Officer and a director of Alteva, Inc. (“Alteva”) (formerly NYSE MKT: ALTV), a premier provider of cloud-based, VoIP and hosted Unified Communications-as-a-Service (UCaaS) services until the completion of its sale to Momentum Telecom in December 2015. Mr. Kelley initially joined Alteva as a director in November 2013 and was named Chief Executive Officer in June 2014 to lead a turnaround of the company. From October 2013 until April 2014, Mr. Kelley served as the Chief Executive Officer and a director of Snom Technology, Inc., a leading global provider in designing, manufacturing and marketing VoIP communications equipment. From April 2008 to July 2012, Mr. Kelley served as a director of Tii Network Technologies, Inc. (“Tii”) (formerly NASDAQ:TIII), a leader in designing, manufacturing and marketing network products for the communications industry, where he also served as its Chairman beginning in 2010. In October 2011, Mr. Kelley was also named Tii’s President and Chief Executive Officer to lead a turnaround and eventual sale of the company, which was completed in July 2012. Mr. Kelley’s professional experience also includes serving as the President of TAMCO Technology Corp., a financial solutions-focused business management and development company concentrated on communications technology asset management, from 2007 to 2010; President, Chief Executive Officer and a director of Cognitronics Corporation, a formerly publicly-traded provider of central-office communications technology hardware and software solutions, from 1994 to 2006; and various senior management positions with TIE/Communications, Inc., a formerly publicly-traded diversified telecommunications services company, from 1981 to 1994. Mr. Kelley holds a Bachelor of Arts degree in Economics from the University of New Hampshire and a Masters in Business Administration degree from the University of Connecticut.

BRADLEY L. RADOFF, age 43, was elected as a member of the Board in June 2016. Mr. Radoff has served as Principal of Fondren Management LP, a private investment management company, since January 2005.  Mr. Radoff previously served as a Portfolio Manager at Third Point LLC and as a Managing Director of Lonestar Capital Management LLC.  In addition, Mr. Radoff co-founded Snap Kitchen LLC in 2009 and has served as a director there since August 2013. Mr. Radoff also served as a director of Pogo Producing Company from March 2007 to November 2007 prior to its sale to Plains Exploration. Mr. Radoff graduated summa cum laude with a B.A. in Economics from The Wharton School at the University of Pennsylvania.

JOSHUA E. SCHECHTER, age 44, was elected as a member and Chairman of the Board in June, 2016. Mr. Schechter is a private investor.  Mr. Schechter has also served as a director of Viad Corp (NYSE:VVI), an S&P SmallCap 600 international experiential services company, since April 2015, where he also serves as a member of its Corporate Governance & Nominating and Audit Committees. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc. (formerly NASDAQ:PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, where he was a member of its Corporate Governance & Nominating and Audit & Financial Committees, from March 2014 until the completion of its sale in March 2015. He previously served as a director of Aderans Co., Ltd. (TYO:8170) (“Aderans”), a multi-national company engaged in hair-related business, and as the Executive Chairman of Aderans America Holdings, Inc., Aderans’ holding company in the United States, from August 2008 to May 2015. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to June 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of WHX Corporation (n/k/a Handy & Harman Ltd.) (NASDAQ:HNH), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves, from 2005 until 2008; and Puroflow, Inc. (n/k/a Argan, Inc.) (NYSE:AGX), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003. Mr. Schechter earned an MPA in Professional Accounting, and a BBA from The University of Texas at Austin.

ERIC SINGER, age 43, was elected as a member of the Board in June, 2016. Mr. Singer has served as the managing member of each of VIEX GP and VIEX Capital since May 2014. From March 2012 until September 2014, Mr. Singer served as co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P. (“PCP III”), and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. (“PCP II”) and served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 until September 2014. The principal business of PCP III and PCP II is investing in securities. Mr. Singer currently serves on the board of directors of Numerex Corp. (NASDAQ: NMRX), a provider of managed machine-to- machine (M2M) enterprise solutions enabling the Internet of Things (IoT), since March 2016, and IEC Electronics Corp. (NYSE MKT: IEC), a provider of electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors, since February 2015.  Mr. Singer previously served as a director of TigerLogic Corporation (NASDAQ: TIGR), a global provider in engagement solutions, including Postano social media aggregation, display and fan engagement platform and Omnis mobile development platform, from January 2015 to December 2016, Meru Networks, Inc. (NASDAQ:MERU), a Wi-Fi network solutions company, from January 2014 until January 2015, PLX Technology, Inc. (NASDAQ:PLXT), a semiconductor company, from December 2013 until its sale in August 2014, Sigma Designs, Inc. (NASDAQ:SIGM), a semiconductor company, from August 2012 until December 2013, including as its Chairman of the Board from January 2013 until December 2013, and Zilog Corporation (NASDAQ:ZILG), a semiconductor company, from August 2008 until its sale in February 2010. Mr. Singer holds a B.A. from Brandeis University.

BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

The executive officers of the Company are:

Name	Age	Position
Richard Bloom	49	Interim President and Chief Executive Officer
Chris Koverman	57	Vice President, Product and Engineering

Richard Bloom. Please see Mr. Bloom’s biography under “Board of Directors and Nominees.”

Chris Koverman. Mr. Koverman has served as Vice President of Engineering since August 2014 and as Vice President, Product and Engineering since January 2016. Mr. Koverman has over 20 years of experience in engineering and senior management, including: Director of Engineering for the Workflow Cloud Line of Business at Citrix where he led development for the GoToAssist product line; Vice President of Engineering at Casabi, a cloud content startup acquired by Broadsoft; Vice President of Business Development and Strategy for Dulance, the maker of a next generation product search engine acquired by Google; and Vice President of Engineering at Clarent Communications Corp. Mr. Koverman holds a B.S. in Biophysics from the University of California at Berkeley and a B.S. in Computer and Information Science from the University of California at Santa Cruz.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:
Eric Singer, Chairman
Bradley Radoff
Brian Kelley

COMPENSATION-RELATED RISK ANALYSIS

During November, 2016, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to reward our executive officers when they contribute to the achievement of our business objectives and create long-term stockholder value. To further these objectives, our program uses both short- and long-term components, which in 2016 are highlighted by:

Pay for Performance – Our executive compensation program is designed to pay for performance with the short-term incentive program, which is tied to company financial, strategic and operational performance metrics, and the long-term incentive program, which awards stock options (many of our outstanding awards only become exercisable, to the extent vested, upon reaching specific market-based milestones).

Balance of Short and Long-Term Incentives – Our incentive programs provide a balance of short and long-term incentives.

Capped Amounts – Amounts that can be earned under the short-term program are capped on a quarterly basis at 100% of target for individual metrics and 100% for Company financial metrics.  One exception was annual recurring revenue which could exceed 100%.  On an annual basis maximum overachievement is 150% for revenue, and 130% for net income.

Independent Compensation Advisor – The Compensation Committee directly retains an independent compensation advisor that provides no other services to the Company.

Prohibit Option Repricing – Our stock plan prohibits option repricing without stockholder approval.

Anti-Hedging Policy – Our Insider Trading Policy includes an anti-hedging prohibition applicable to all directors and employees.

In 2016, we added the following two policies which both further our compensation program objectives:

Stock Ownership Guidelines – We adopted stock ownership guidelines for executive officers and non-employee directors.

Anti-Pledging Policy – We added an anti-pledging prohibition to our Insider Trading Policy applicable to all directors and employees.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below. We refer to these senior executives as our “Named Executive Officers”, and for 2016 they include:

Name	Title
Richard Bloom (1)	Interim President and Chief Executive Officer
Roop Lakkaraju (2)	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Chris Koverman (3)	Vice President, Product and Engineering
Elizabeth Cholawsky (4)	President and Chief Executive Officer
Shaun Donnelly (5)	Senior Vice President of Customer Success and Services Sales

(1)	Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016.

(2)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017.

(3)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(4)	Dr. Cholawsky resigned her employment with the Company effective October 28, 2016.

(5)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

This discussion and analysis of our 2016 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

2016 Business Highlights

In 2016, our Board charted a new strategic direction for Support.com. This new direction included the continued growth of our successful services programs and adding new services customers while bringing to market a next-generation SaaS offering for contact centers. With our new strategic direction, we have been executing on a multi-year strategic plan both to grow services revenue and make our Support.com Cloud offering a best-in-class SaaS offering for contact centers in the field of Support Interaction Optimization (“SIO”). SIO combines guided problem resolution, remote support, and sophisticated analytics to deliver highly streamlined and effective technical support assistance through both technician-assisted and self-service interactions.

During 2016, we continued our transition to a services and product company through the execution of our multi-year strategic plan. We further diversified our client base while continuing to provide excellent service to our existing and new partners. We expanded our Support.com Cloud offering, to address the Support Interaction Optimization market through more robust agent desktop features, the addition of video support capabilities with SeeSupport, and adding decision points Guided Paths®. With the foundation we continued to build upon in 2016, we are positioned to take advantage of opportunities in the evolving connected support market for both our services programs and SaaS offering.

Recent Company Highlights:

•	Added new services programs with Sears and Target

•	Comcast Master Service Agreement renewed

•	Acquired three Support.com Cloud enterprise customers

•	Exited 2016 with Support.com Cloud Annual Recurring Revenue (ARR) of $1.2 million and 4,635 total seats

•	Completed two cost reduction plans; renewed focus on fiscal discipline

Please see our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information.

Consideration of 2016 Say-on-Pay Voting Results

At our 2011 annual meeting of stockholders, our stockholders recommended that we hold advisory say-on-pay votes every year. In light of, and consistent with, this recommendation the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Exchange Act, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. At our 2016 annual meeting of stockholders, approximately 69.17% of votes cast were in favor of our “say-on-pay” proposal.

The Compensation Committee considered the 2016 say-on-pay voting results at its meetings, and the Compensation Committee believes the voting results demonstrate significant support for our Named Executive Officer compensation program. The Compensation Committee intends to continue to look for ways to strengthen the existing executive compensation programs and the governance environment in which they function.

2016 Pay for Performance Analysis

Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

Executive Compensation Philosophy and Objectives

The executive compensation program is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term stockholder value. In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives (“MBOs”) and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above the closing price of a share of Common Stock on Nasdaq on the date of grant, and vesting over multi-year periods or in some cases upon achievement of performance milestones.

The principal elements of our executive compensation program are:

•          base salary;

•          short-term, performance-based cash incentive awards;

•          long-term, equity-based awards; and

•          other benefits customary for our peer group.

We believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with Company performance because short-term cash incentives are earned only when our Named Executive Officers contribute to the achievement of our specific short-term business objectives.

We also believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term Company performance and retention of our key executives because the option awards will not deliver any return to our Named Executive Officers unless our stock price increases after the time the award is made. Beginning in 2013, we started to grant RSUs, which help retain Named Executive Officers by providing value that vests over time or upon achievement of designated performance targets. In 2016, we returned to granting solely stock options because they provide significant incentive to drive long-term Company performance and balances both long-term retention as well as aligning the interests of our Named Executive Officers with the interests of our stockholders.

The Compensation Committee determined that a base salary of $40,000 per month would be appropriate for Mr. Bloom in his role as interim President and Chief Executive Officer and the Committee will re-visit total compensation as appropriate.

The Role of Consultants and Benchmarking Data

Historically, the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including consideration of data and compensation information from peer companies, industry surveys, and recommendations of independent compensation consultants.

During 2016, the Compensation Committee continued to review publicly available data and solicit advice of Compensia, Inc. (“Compensia”) when making key compensation decisions for Section 16 Officers. Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, design and implement incentive plans, and provide information on industry and peer group pay practices. Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services. Compensia’s fees for its services in 2016 were substantially below $120,000.

Pursuant to its charter, which can be found at http://www.support.com/wp-content/uploads/2015/03/Compensation-Committee-Charter.pdf, the Compensation Committee has authority, at the Company’s expense, to retain, terminate or obtain the advice of compensation consultants, legal counsel and other advisers as the Compensation Committee may deem appropriate, including the sole authority to approve any such advisers’ fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. Pursuant to its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee other than in-house legal counsel, only after taking into consideration the following factors related to the independence of the advisor:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Officer.

Peer Group Analysis

For 2016, the Compensation Committee used a peer group of companies identified through the research and recommendations of Compensia, an independent compensation consultant, based on Internet, software and services companies that met the following criteria: revenue within approximately $50- $200 million and market capitalization of less than $500 million. The peer group used for compensation purposes during 2016 consists of:

Autobytel Inc.	Exa Corporation	MeetMe
Brightcove, Inc.	FalconStor Software	NetSol Technologies
BSQUARE Corporation	Five9	Rand Worldwide, Inc.
Cinedigm Corp.	Guidance Software, Inc.	Spark Netwroks, Inc.
eGain Corporation	Majesco	Synacor
Envivo, Inc.	Marine Software Incorporated	TheStreet, Inc.

FalconStor Software, Five9, Majesco, MeetMe, NetSol Technologies, and Synacor were added to our peer group in 2016. In addition, American Software, Inc., Carbonite, Inc., Cyan, Inc., Geeknet, Inc., Local Corporation, and Tech Target, Inc. were no longer included in our peer group for 2016 since they no longer meet the designated criteria.

For 2016, the Compensation Committee used the median (50th percentile) as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Section 16 Officers except Mr. Bloom. For Mr. Bloom, the Compensation Committee generally used his experience, market practices and the results of the employment negotiations to determine his total compensation. The Compensation Committee does not benchmark and may deviate from such guidelines in its discretion, and takes into account individual performance, experience and competitive market factors.

The Role of Management in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee individual compensation adjustments for Section 16 Officers, other than himself, based on market data, Company performance and individual performance. The Chief Executive Officer also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is sometimes present during the portions of Compensation Committee meetings in which compensation decisions regarding Section 16 Officers other than the Chief Executive Officer are reviewed and decided, but the Compensation Committee retains the final authority for all such decisions.

Analysis of 2016 Executive Compensation Decisions and Actions

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual salaries for the Company’s Section 16 Officers, which includes each Named Executive Officer. In determining appropriate 2016 base salaries, in addition to reviewing the peer company data compiled by Compensia, and other sources, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the Section 16 Officer;

•	the individual performance of each existing Section 16 Officer;

•	competitive market compensation;

•	internal equitable considerations;

•	the significance of the individual to the achievement of our corporate objectives; and

•	in the case of Section 16 Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation. In February 2016, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, determined that current amounts were considered appropriate and no changes to base salary were made at that time for Dr. Cholawsky, Mr. Lakkaraju or Mr. Donnelly. The Board appointed Mr. Koverman as a Section 16 Officer on February 9, 2016. Following his appointment the Compensation Committee increased the annual base salary rate for Mr. Koverman from $234,000 to $265,000 (12%). This base salary adjustment was made due to market adjustments.  Mr. Bloom was appointed interim President and Chief Executive Officer on October 28, 2017 and the Compensation Committee determined that a salary of $40,000 per month would be appropriate for Mr. Bloom as discussed above. In February 2017, the Compensation Committee, reviewing the data and factors described above as part of the annual executive compensation review, determined that current amounts were considered appropriate and no changes to base salary were made at that time for Mr. Bloom, and Mr. Koverman. Mr. Lakkaraju resigned effective on February 3, 2017 and Dr. Cholawsky resigned effective on October 28, 2016 preceding the annual compensation review.

The annual base salary rates for our Named Executive Officers for 2016 are set forth in the table below:

Name	2016 Base Salary
Richard Bloom (1)	$480,000
Roop Lakkaraju (2)	$329,600
Chris Koverman (3)	$265,000
Elizabeth Cholawsky(4)	$370,000
Shaun Donnelly (5)	$235,644

(1)          Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016.  Mr. Bloom is paid a monthly salary of $40,000. The base salary represented in the table is an annualized calculation of such monthly amount.

(2)          Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017.

(3)          Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(4)          Dr. Cholawsky resigned her employment with the Company effective October 28, 2016.

(5)          Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

Short-Term, Performance-Based Cash Incentive Awards

We paid short-term performance-based cash incentives in 2016 under our Executive Incentive Compensation Plan to attract and retain talented executives who help us achieve our business objectives, and align executive pay with achievement against near-term Company performance objectives. In determining appropriate target short-term cash incentive opportunities for each Section 16 Officer for 2016, in addition to reviewing data from Compensia, all as further discussed below, the Compensation Committee assessed the same factors that were considered in determining 2016 base salaries. In February 2016, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, determined that current amounts were considered appropriate and no changes to short-term performance-based cash incentives were made for Dr. Cholawsky, Mr. Lakkaraju or Mr. Donnelly. The Board appointed Mr. Koverman as a Section 16 Officer on February 9, 2016. Following his appointment the Compensation Committee increased the short-term performance-based cash incentive for Mr. Koverman from 25% of his base salary to 40%.This increase was made based on market considerations. In February 2017 the Compensation Committee, as part of the annual executive compensation review determined that current amounts were considered appropriate and no changes to short-term performance-based cash incentives were made at that time for Mr. Bloom, and Mr. Koverman. Mr. Lakkaraju resigned effective on February 3, 2017 and Dr. Cholawsky resigned effective on October 28, 2016 preceding the 2017 annual compensation review.

Actual payouts for our short-term cash incentive awards for each Section 16 Officer were based on the achievement of specified financial targets and non-financial corporate and leadership objectives. The targets for bonuses that were tied to Company revenue and net income targets were set at the beginning of 2016 for each quarter during 2016 and the targets for bonuses that were tied to specific individual performance were set on a quarterly basis.  The Compensation Committee considers individual performance targets each quarter in order to keep the short-term performance-based incentives appropriate and effective at aligning this element of executive pay with the achievement of the Company’s near-term performance objectives. All objectives were designed to require strong performance from our Section 16 Officers, and often resulted in payouts under target. For 2016, our short-term cash incentive award payout approach was as follows:

•      Incentive compensation for Company revenue and net income targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 100% on a quarterly basis. One exception was annual recurring revenue which could exceed 100% (although no such overachievement occurred in 2016). On an annual basis maximum overachievement is 150% for revenue, and 130% for net income.

•      Targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned pro rata credit based on actual achievement on a straight-line sliding scale between 0% to 100%;

By establishing targets that are a percentage of base salary, 65% for Dr. Cholawsky, 47% for Mr. Lakkaraju, 25% for Mr. Donnelly, and 40% for Mr. Koverman, and capping payouts as described above, our program results in payouts which are a fraction of the Section 16 Officer’s base salary. The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and incentive awards are payable based on the actual results of the period. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the short-term incentive program at any time in the best interests of the Company and to use negative discretion, where appropriate. Mr. Bloom receives only a monthly base salary and does not receive a short term cash incentive award as part of his compensation.  Due to non-GAAP net income annual achievement, in addition to the quarterly achievement listed below, Mr. Lakkaraju and Mr. Koverman received $639 and $292, respectively.

For 2016, the terms of our Named Executive Officers’ MBOs and the payments made with respect to those awards were as follows:

Named Executive Officer (1)	Period	Description of Objective (2)	Target Cash Incentive Potential	Actual % of Objective Achieved	Actual Cash Incentive Paid
Roop Lakkaraju	2016-Q1	Target Company revenue of $16,970,000	$4,841	98%	$4,735
(3)		Target Company adjusted non-GAAP net income of $(3,268,000)	$4,841	100%	$4,841
		Target Support.com Cloud annual recurring revenue increase of $197,145	$9,682	0%	$0
		Individual Performance	$19,364	100%	$19,364
	2016-Q2	Target Company revenue of $16,989,000	$4,841	88%	$4,254
		Target Company adjusted non-GAAP net income of $(2,806,000)	$4,841	93%	$4,482
		Target Support.com Cloud annual recurring revenue increase of $452,400	$9,682	0%	$0
		Individual Performance	$19,364	100%	$19,364
	2016-Q3	Target Company revenue of $18,349,000	$9,682	85%	$8,191
		Target Company adjusted non-GAAP net income of $(1,805,000)	$9,682	100%	$9,682
		Target Support.com Cloud annual recurring revenue increase of $552,540	$19,364	0%	$0
	2016-Q4	Target Company revenue of $18,601,000	$9,682	79%	$7,604
		Target Company adjusted non-GAAP net income of $(1,214,000)	$9,682	0%	$0
		Target Support.com Cloud annual recurring revenue increase of $625,740	$19,364	0%	$0
	2016 Total		$154,912		$82,515

Named Executive Officer (1)	Period	Description of Objective (2)	Target Cash Incentive Potential	Actual % of Objective Achieved	Actual Cash Incentive Paid
Chris Koverman	2016-Q1	Target Company revenue of $16,970,000	$3,313	98%	$3,240
(4)		Target Company adjusted non-GAAP net income of $(3,268,000)	$3,313	100%	$3,313
		Target Support.com Cloud annual recurring revenue increase of $197,145	$6,624	0%	$0
		Individual Performance	$13,250	95%	$12,985
	2016-Q2	Target Company revenue of $16,989,000	$3,313	88%	$2,911
		Target Company adjusted non-GAAP net income of $(2,806,000)	$3,313	93%	$3,067
		Target Support.com Cloud annual recurring revenue increase of $452,400	$6,624	0%	$0
		Individual Performance	$13,250	100%	$13,250
	2016-Q3	Target Company revenue of $18,349,000	$3,313	85%	$2,803
		Target Company adjusted non-GAAP net income of $(1,805,000)	$3,313	100%	$3,313
		Target Support.com Cloud annual recurring revenue increase of $552,540	$6,624	0%	$0
		Individual Performance	$13,250	100%	$13,250
	2016-Q4	Target Company revenue of $18,601,000	$3,313	79%	$2,601
		Target Company adjusted non-GAAP net income of $(1,214,000)	$3,313	0%	$0
		Target Support.com Cloud annual recurring revenue increase of $625,740	$6,624	0%	$0
		Individual Performance	$13,250	95%	$12,553
	2016 Total		$106,000		$73,286
Elizabeth Cholawsky	2016-Q1	Target Company revenue of $16,970,000	$15,063	98%	$14,731
(5)		Target Company adjusted non-GAAP net income of $(3,268,000)	$15,063	100%	$15,063
		Target Support.com Cloud annual recurring revenue increase of $197,145	$30,124	0%	$0
	2016-Q2	Target Company revenue of $16,989,000	$15,063	88%	$13,236
		Target Company adjusted non-GAAP net income of $(2,806,000)	$15,063	93%	$13,946
		Target Support.com Cloud annual recurring revenue increase of $452,400	$30,124	0%	$0
	2016-Q3	Target Company revenue of $18,349,000	$15,063	85%	$12,746
		Target Company adjusted non-GAAP net income of $(1,805,000)	$15,063	100%	$15,063
		Target Support.com Cloud annual recurring revenue increase of $552,540	$30,124	0%	$0
	2016 Total		$180,750		$84,785
Shaun Donnelly	2016-Q1	Target Company revenue of $16,970,000	$1,841	98%	$1,800
(6)		Target Company adjusted non-GAAP net income of $(3,268,000)	$1,841	100%	$1,841
		Target Support.com Cloud annual recurring revenue increase of $197,145	$3,682	0%	$0
		Individual Performance	$7,364	0%	$0
	2016 Total		$14,728		$3,641

(1)	Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016. He did not participate in the MBO program for 2016.

(2)
Adjusted non-GAAP net income (loss) for the purpose of MBO target amounts is the Company’s target non-GAAP net income (loss) adjusted to eliminate the impact of variable MBO payments in order to avoid recursive calculations of actual non-GAAP net income results.

(3)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017.

(4)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(5)	Dr. Cholawsky resigned her employment with the Company effective October 28, 2016.

(6)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

For more information about our MBO payouts for 2016, see the 2016 Summary Compensation Table and 2016 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically provide long-term equity awards at the discretion of the Compensation Committee to our executive officers to encourage them to create long-term value for our stockholders through sustained performance. Equity compensation for executive officers is reviewed at least annually, but the frequency, type, and amount of long-term equity awards are made at the discretion of the Compensation Committee based on an assessment of overall compensation and grant date fair value of any new awards, performance, and the desired balance of compensation incentives going forward. Thus grants in recent years have tended to vary year-to-year based on this overall assessment.  On January 20, 2017, we executed a 1 for 3 reverse stock split. The exercise prices and stock prices in the section titled “Long-Term Equity Awards” above have been adjusted for the reverse stock split.

In 2016, at least 50% of the equity awards granted to our executive officers included performance-based requirements. Dr. Cholawsky received all her equity awards in 2016 as stock option grants. Dr. Cholawsky received two stock option grants on February 9, 2016 with exercise prices of $2.40 per share. In addition to time-based vesting requirements, 50% of the stock option grants may only be exercised if the closing price of our stock as reported on Nasdaq is at or above $5.55 for 20 or more consecutive trading days. As of May 31, 2017, the closing price of our stock as reported on Nasdaq was $2.45.

Mr. Lakkaraju received all of his equity awards in 2016 in stock option grants. Mr. Lakkaraju received two stock option grants on February 9, 2016 with exercise prices of $2.40 per share. In addition to time-based vesting requirements, 50% of the stock option grants may only be exercised if the closing price of our stock as reported on Nasdaq is at or above $5.55 for 20 or more consecutive trading days. Mr. Koverman, who became a Section 16 Officer in 2016, received all of his equity awards in 2016 as stock option grants. Mr. Koverman received two stock option grants on March 15, 2016, with exercise prices of $2.55 per share. In addition to time-based vesting requirements, 50% of the stock option grants may only be exercised if the closing price of our stock as reported on Nasdaq is at or above $5.55 per share. Mr. Donnelly resigned his employment with the Company effective as of April 1, 2016. Dr. Cholawsky resigned her employment with the Company effective as of October 28, 2016. Mr. Lakkaraju resigned his employment with the Company effective as of February 3, 2017. Mr. Donnelly did not receive any equity grants in 2016. Dr. Cholawsky forfeited 100% of her 2016 equity awards on her departure.

Mr. Bloom was appointed as interim President and Chief Executive Officer on October 28, 2016. Mr. Bloom did not receive any equity grants in 2016.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits.  We do not provide any special employee benefits for our Named Executive Officers other than life insurance coverage equal to 2x the individual’s salary, with a cap of $500,000 per person, which coverage is also available to each of our U.S. exempt employees. Also, for Mr. Bloom, we provide reimbursement and gross up for commuting expenses. Our U.S. employees who hold a non-exempt position receive $50,000 in life insurance coverage per person.

Tax Implications of Compensation Policies

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers, unless such compensation is performance-based compensation under Section 162(m) of the Code. In order to maintain flexibility in compensating our covered employees (as determined under 162 (m)) in a manner designed to promote achievement of Company goals, the Compensation Committee considers the Section 162 (m) impact of its compensation decisions, but does not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Code.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that “disqualified individuals” within the meaning of the Code (which generally includes certain officers, directors and employees of the Company) may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the corporation that exceed certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

We did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of sections 280G or 4999, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement as a result of the application of sections 280G and 4999.

Accounting Standards

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or “ASC 718,” for accounting for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes. ASC 718 also requires companies to recognize the compensation cost of stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Richard Bloom

Mr. Bloom assumed the title of interim President and Chief Executive Officer on October 28, 2017. In connection with his employment, we entered into an offer letter with Mr. Bloom. Our arrangement with Mr. Bloom provided for him to receive a monthly base salary of $40,000.

Pursuant to the terms of Mr. Bloom’s offer letter, if his employment terminates as a result of an involuntary termination, including a good reason termination (or for cause in certain limited circumstances, each as defined in his offer letter), Mr. Bloom would be entitled to severance pay equal to a lump sum payment of $200,000. The Company will reimburse Mr. Bloom for all reasonable costs related to travel to and from his principle residence and the Company’s headquarters, including but not limited to, airfare, lodging, and meals.  To the extent such reimbursement results in taxable income to Mr. Bloom, the Company will provide Mr. Bloom with an additional payment for federal and state income taxes.

Elizabeth Cholawsky

Dr. Cholawsky assumed the title of President and Chief Executive Officer on May 16, 2014. In connection with her employment, we entered into an offer letter with Dr. Cholawsky. Our arrangement with Dr. Cholawsky provided for her to receive an annual base salary of $360,000 and an annual short-term cash incentive target of $234,000. Effective February 10, 2015, Dr. Cholawsky’s base salary was increased to $370,000 and her annual cash incentive target was increased to $241,000. In addition, Dr. Cholawsky has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Dr. Cholawsky’s offer letter, if she is terminated without cause or resigns for good reason (as defined in the offer letter), Dr. Cholawsky would be entitled to severance pay equal to 12 months of base salary. If such termination or resignation follows within 12 months of a change of control of the Company, Dr. Cholawsky would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Dr. Cholawsky’s offer letter. Dr. Cholawsky resigned her employment with the Company effective as of October 28, 2016.  In connection with Dr. Cholawsky’s resignation, in addition to salary earned through the resignation date and unpaid bonus amounts, 100% of her equity was accelerated and she received 12 months of base salary ($370,000).

Roop Lakkaraju

Mr. Lakkaraju assumed the title of Executive Vice President, Chief Financial Officer and Chief Operating Officer on October 30, 2013. In connection with his employment, we entered into an offer letter with Mr. Lakkaraju. Our arrangement with Mr. Lakkaraju provided for him to receive an annual base salary of $320,000 and an annual short-term cash incentive target of $150,000. Effective February 10, 2015, Mr. Lakkaraju’s base salary was increased to $329,600 and his annual cash incentive target was increased to $154,912. In addition, Mr. Lakkaraju has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Mr. Lakkaraju’s offer letter, if he is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Lakkaraju would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Lakkaraju would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Mr. Lakkaraju’s grant. Mr. Lakkaraju resigned his employment with the Company effective as of February 3, 2017.

Shaun Donnelly

Mr. Donnelly was hired as Vice President, General Manager, Small and Medium Business on December 29, 2011. In connection with his employment, we entered into an offer letter with Mr. Donnelly. Our arrangement with Mr. Donnelly provided for him to receive an annual base salary of $208,000 and an annual short-term cash incentive target of $52,000. In 2012, in relation to the expansion of his duties to include responsibility for the program management group, Mr. Donnelly’s base salary was increased to $220,000 and his annual cash incentive target was increased to $55,000, in each case effective as of August 1, 2012. Effective September 29, 2013, Mr. Donnelly’s base salary was increased to $226,600 and his annual cash incentive target was increased to $56,650. Effective February 10, 2015, Mr. Donnelly’s base salary was increased to $235,644 and his annual cash incentive target was increased to $58,911. In addition, Mr. Donnelly has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below. Mr. Donnelly was also given certain housing allowances as reflected in the summary compensation table below.

Pursuant to the terms of Mr. Donnelly’s offer letter, if Mr. Donnelly is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Donnelly would be entitled to severance pay equal to four months of base salary and 33.3% of his target short-term cash incentive in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Donnelly would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Mr. Donnelly’s grant.  Mr. Donnelly is no longer a Section 16 Officer for 2017 and he resigned his employment with the Company effective April 1, 2016.

Chris Koverman

Mr. Koverman assumed the title of Vice President, Engineering on August 6, 2014. In connection with his employment, we entered into an offer letter with Mr. Koverman. Our arrangement with Mr. Koverman provided for him to receive an annual base salary of $225,000 and an annual short-term cash incentive target of $56,250. Effective March 30, 2015 Mr. Koverman’s base salary increased to $234,000. Effective March 23, 2016, Mr. Koverman’s base salary was increased to $265,000 and his annual cash incentive target was increased to $106,000. In addition, Mr. Koverman has been granted stock options and RSU awards, as reflected in the outstanding equity awards table below.

Pursuant to the terms of Mr. Koverman’s offer letter, if he is terminated without cause or resigns for good reason (as defined in the offer letter), Mr. Koverman would be entitled to severance pay equal to three months of base salary. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Koverman would also be entitled to vest immediately in 100% of any remaining unvested equity awards, provided, however, that stock options with market-based conditions will be eligible for acceleration only if and to the extent the applicable market conditions have been met prior to the change of control or achieved as part of the change of control as described in Mr. Koverman’s grant. On May 8, 2017 the Compensation Committee approved a conditional bonus of $50,000 for Mr. Koverman. Mr. Koverman will earn the Bonus if he continues to perform his duties in a fully satisfactory manner and remains an employee of the Company in good standing through October 31, 2017.   Mr. Koverman will not earn the Bonus if his employment is terminated by the Company prior to the payment date for “Cause” or if he resigns from his employment with the Company for any reason prior to the payment date.  If he is terminated by the Company without Cause prior to the payment date, he will receive the bonus amount.

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table shows compensation information for 2016, 2015 and 2014 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)		Total ($)
Richard Bloom (4) Interim President and Chief Executive Officer	2016	96,000	-	50,000	-	-	68		146,000
Roop Lakkaraju (5) Chief Financial Officer and Executive Vice President of Finance and Administration	2016	330,868	-	-	66,321	83,154	270		480,613
	2015	329,834	-	-	99,375	140,490	270		569,969
	2014	320,000	-	-	146,407	156,795	162		623,364
Chris Koverman (6) Vice President, Product and Engineering	2016	261,131	-	-	20,204	73,578	270		355,183
Elizabeth Cholawsky (7) President and Chief Executive Officer	2016	338,692	-	-	113,694	84,785	370,225		907,396
	2015	370,346	-	-	139,125	197,684	270		707,425
	2014	216,000	40,000	483,442	973,594	146,431	10,679	(8)	1,870,146
Shaun Donnelly (9) Senior Vice President, Customer Success and Services Sales	2016	82,475	-	-	-	3,641	64		86,180
	2015	235,576	-	-	99,375	43,385	72,238	(10)	450,574
	2014	226,600	-	-	117,125	45,632	92,289	(11)	481,646

(1)
The amounts disclosed represent the grant date fair value of awards computed in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the effect of certain forfeiture assumptions. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. For more information about the assumptions used, please refer to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
The amounts disclosed for 2016 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2016 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2016 and 2017.

(3)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in this column include life insurance premiums for term life insurance consisting of 2x base salary with a cap of $500,000 for each Named Executive Officer.

(4)
Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016.  In addition, Mr. Bloom received non-employee director compensation until his appointment as interim President and Chief Executive Officer. These non-employee director amounts include $16,376 in cash and $50,000 in Stock Awards which are reflected both in the Summary Compensation Table and the Director Compensation Table. See 2016 Director Compensation table.

(5)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017.

(6)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(7)
Dr. Cholawsky resigned her employment with the Company effective October 28, 2016. In connection with her resignation, 100% of her unvested equity was accelerated valued at $95,051 and she received 12 months of base salary ($370,000).

(8)
Includes $10,634 in reimbursements to Dr. Cholawsky in connection with work-related travel expenses while Dr. Cholawsky’s relocation was pending. Also includes $45 in life insurance premiums for term life insurance consisting of 2x base salary with a cap of $500,000.

(9)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

(10)
Includes $71,984 in housing allowances to Mr. Donnelly through November 2015 in connection with his new residence near Company headquarters. Also includes $254 in life insurance premiums for term life insurance consisting of 2x base salary with a cap of $500,000.

(11)
Includes $92,127 in housing allowances to Mr. Donnelly in connection with his new residence near Company headquarters. Also includes $162 in life insurance premiums for term life insurance consisting of 2x base salary with a cap of $500,000.

2016 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2016 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The stock options granted to our Named Executive Officers in 2016 were granted under the 2010 Stock Plan. All stock options were granted with an exercise price equal to the closing price of a share of Common Stock on Nasdaq on the date of the grant.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options and Units (#) (2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Richard Bloom (4)
RSU	7/19/2016	-	-	-	18,896	-	50,000
Roop Lakkaraju (5)
MBO	-	81,329	154,912	189,767	-	-	-
Option	2/9/2016	-	-		29,166	2.40	26,381
Performance Option (6)	2/9/2016	-	-	29,166	-	2.40	39,340
Chris Koverman (7)
MBO	-	37,100	106,000	121,900	-	-	-
Option	3/15/2016	-	-		8,333	2.55	8,095
Performance Option (6)	3/15/2016	-	-	8,333	-	2.55	12,109
Elizabeth Cholawsky (8)
MBO	-	168,350	240,000	312,650	-	-	-
Option	2/9/2016	-	-	-	50,000	2.40	45,225
Performance Option (6)	2/9/2016	-	-	50,000	-	2.40	68,469
Shaun Donnelly (9)
MBO	-	20,619	58,911	67,748	-	-	-
Option	-	-	-	-	-	-	-

(1)
For 2016 we defined Company and/or individual objectives for our Named Executive Officers on a quarterly basis, with certain overachievement possible. Objectives were expressed as financial goals for the Company and/or individual performance goals. Additional information is reflected in the discussion of “Short-Term, Performance- Based Cash Incentive Awards” above.

(2)
All awards listed in this column are time-based grants.  Stock options vest 1/48th of the shares subject to the grant on each monthly anniversary of the grant date over 48 months, subject to continued employment. Restricted Stock Units (RSUs) vest 100% after one year from the grant date subject to continued service.

(3)
The amounts disclosed represent the grant date fair value of awards computed in accordance with ASC Topic 718, Compensation – Stock Compensation, excluding the effect of certain forfeiture assumptions. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. For more information about the assumptions used, please refer to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Mr. Bloom was appointed as interim President and Chief Executive Officer of the Company effective October 28, 2016. The $50,000 in Stock Awards are also reflected in the Director Compensation Table.

(5)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2016.

(6)	This grant shall only be exercisable to the extent vested, following the date as of which the FMV of the Company’s Common Stock equals or exceeds $5.55 per share for 20 consecutive trading days.

(7)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(8)	Dr. Cholawsky resigned her employment with the Company effective October 28, 2016.

(9)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis—Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2016:

	Option Awards (1)					Stock Awards (1)
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expira- tion- Date	Grant Date (3)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)
Richard Bloom	-	-	-	-	-	7/19/2016 (5)	18,896	48,752
Roop Lakkaraju	10/30/2013 (6)(16)	51,458	13,542	16.71	10/30/2023	10/30/2013 (7)	23,697	61,138
	5/21/2014 (16)	17,939	2,894	6.78	5/21/2024	-	-	-
	5/21/2014 (8)(16)	-	10,416	6.78	5/21/2024	-	-	-
	5/21/2014 (9)(16)	-	10,416	6.78	5/21/2024	-	-	-
	2/10/2015 (16)	25,462	16,204	5.55	2/10/2025	-	-	-
	2/9/2016 (10)(16)	6,076	23,090	2.40	2/9/2026	-	-	-
	2/9/2026 (10)(11)(16)	-	29,166	2.40	2/9/2026	-	-	-
Chris Koverman	9/4/2014 (6)	11,250	8,750	7.32	9/4/2024	9/4/2014 (7)	9,374	24,185
	4/21/2015	4,346	3,476	5.10	4/21/2025	4/21/2015	4,889	12,614
	3/15/2016 (10) (11)	1,562	6,771	2.55	3/15/2026	-	-	-
	3/15/2016 (10) (11)	-	8,333	2.55	3/15/2026	-	-	-
Elizabeth Cholawsky	5/16/2014 (6)(8)(12)(13)	-	50,000	6.63	1/26/2017	-	-	-
	5/16/2014 (6)(9)(12)(13)	-	100,000	6.63	1/26/2017	-	-	-
	5/16/2014 (6)(12)(13)(14)	-	100,000	6.63	1/26/2017	-	-	-
	2/10/2015 (13)	58,333	-	5.55	1/26/2017	-	-	-
	2/9/2016 (10)(13)	50,000	-	2.40	1/26/2017	-	-	-
	2/9/2016 (10)(13)	-	50,000	2.40	1/26/2017	-	-	-
Shaun Donnelly(15)	-	-	-	-	-	-	-	-

(1)	Unless otherwise indicated, these grants are made pursuant to the Company’s 2010 Stock Plan.

(2)	Unless otherwise indicated, 1/36th of the shares subject to these grants vest on each monthly anniversary of the grant date over 36 months, subject to continued employment.

(3)	Unless otherwise indicated, 1/3rd of the shares subject to these grants vest on each anniversary of the grant date over 3 years, subject to continued employment.

(4)
Market value of shares or units of stock that have not vested is computed by multiplying (i) $2.58, the closing price per share of our common stock on the NASDAQ Market on December 30, 2016, the last trading day of 2016, by (ii) the number of shares or units of stock.

(5)	100% of the shares subject to this grant vest on the anniversary of the grant date, subject to continued service. The $50,000 in Stock Awards are also reflected the Director Compensation Table.

(6)
1/4th of the shares subject to this grant vest on the first anniversary of the grant date and 1/48th of the shares subject to this grant vest on each monthly anniversary thereafter over the next 36 months, subject to continued employment.

(7)	1/4th of the shares subject to this grant vests on each anniversary of the grant date over 4 years, subject to continued employment.

(8)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock equals or exceeds $12.00 for 20 consecutive trading days.

(9)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock equals or exceeds $18.75 for 20 consecutive trading days.

(10)	1/48th of the shares subject to this grant vest on each monthly anniversary of the grant date over 48 months, subject to continued employment.

(11)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock equals or exceeds $5.55 for 20 consecutive trading days.

(12)	These grants are made pursuant to the Company’s 2014 Inducement Award Plan (the “Inducement Plan”).

(13)	Ms. Cholawsky resigned her employment with the Company effective October 28, 2016. The option expiration date is 90 days from October 28, 2016.

(14)	This grant shall only be exercisable, to the extent vested, following the date as of which the FMV of the Company’s Common Stock equals or exceeds $29.25 for 20 consecutive trading days.

(15)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

(16)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017. The option expiration date is 90 days from February 3, 2017.

2016 Option Exercises and Stock Vested

The following table provides information about RSU awards vested for our Named Executive Officers during 2016. No stock options were exercised by our Named Executive Officers during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Richard Bloom (2)	-	-
Roop Lakkaraju (3)	23,698	59,719
Chris Koverman (4)	7,132	18,924
Elizabeth Cholawsky (5)	54,687	133,553
Shaun Donnelly (6)	-	-

(1)	Represents the amounts realized based on the fair market value of the Company’s Common Stock on the applicable vesting date.

(2)	Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016.

(3)	Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017.

(4)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

(5)	Dr. Cholawsky resigned her employment with the Company effective October 28, 2016.

(6)	Mr. Donnelly resigned his employment with the Company effective April 1, 2016.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans, defined benefit plans, pension plans or other plans with specified retirement benefits for our Named Executive Officers or our employees. We do provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2016, we were party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause (and in certain limited circumstances for Mr. Bloom, with cause) and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2016 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers (except for Dr. Cholawsky, whose employment terminated on October 28, 2016 and  Mr. Donnelly, whose employment terminated on April 1, 2016), had been terminated involuntarily without cause on December 30, 2016, the last business day of 2016.  In connection with Dr. Cholawsky’s resignation, 100% of her unvested equity was accelerated, valued at $95,051, and she received 12 months of base salary ($370,000). In connection with Mr. Donnelly’s resignation, he did not receive any severance payments or acceleration of unvested equity grants. The second table below was prepared as though each of our Named Executive Officers (except for Dr. Cholawsky, whose employment terminated on October 28, 2016 and Mr. Donnelly, whose employment terminated on April 1, 2016), had been terminated involuntarily without cause on December 30, 2016, the last business day of 2016, within 12 months of a change-in-control of the Company and assumes that the price per share of Common Stock equals $2.58, which was the closing price of a share of Common Stock on December 30, 2016 as reported on Nasdaq. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis—Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements” above. To the extent payments or benefits are required, we will provide all such payments and benefits under the agreements.

Involuntary Termination

Name	Salary Continuation	Cash-Based Incentive Award	Continuation of Health & Welfare Benefits (1)	Value of Unvested and Accelerated Equity Grants (2)	Excise Tax & Gross-Up	Total
Richard Bloom (3)	$200,000	-	-	-	-	$200,000
Roop Lakkaraju (4)	$164,800	-	$11,120	-	-	$175,920
Chris Koverman (5)	$132,500	-	$9,492	-	-	$141,992

Involuntary Termination Following a Change-in-Control

Name	Salary Continuation	Cash-Based Incentive Award	Continuation of Health & Welfare Benefits (1)	Value of Unvested and Accelerated Equity Grants (2)	Excise Tax & Gross-Up	Total
Richard Bloom (3)	$200,000	-	-	$48,752	-	$248,752
Roop Lakkaraju (4)	$164,800	-	$11,120	$69,451	-	$245,371
Chris Koverman (57)	$132,500	-	$9,492	$37,205	-	$179,197

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.

(2)
This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 30, 2016 closing stock price of $2.58.

(3)
Mr. Bloom was appointed as interim President and Chief Executive Officer effective October 28, 2016. The Company will pay a lump-sum payment of two hundred thousand dollars ($200,000) in case of involuntary termination.

(4)
Mr. Lakkaraju resigned his employment with the Company effective February 3, 2017. In connection with his resignation, he did not receive any severance payments or acceleration of unvested equity grants.

(5)	Mr. Koverman was promoted to Vice President, Product and Engineering in January 2016.

Death or Disability

The Company pays the premiums for life insurance and accidental death and dismemberment policies for each Named Executive Officer, which are included in the “All Other Compensation” section of the “Summary Compensation Table.”  The amount of each such policy is 2x base salary with a cap of $500,000. If a Named Executive Officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid 2x base salary with a cap of $500,000 under the life insurance policy and an additional 2x base salary with a cap of $500,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for fiscal year 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, BDO, who were responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles for the fiscal year ended December 31, 2016, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE:

Brian Kelley, Chairman
Joshua Schechter
Eric Singer

PROPOSAL NO. 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the Company’s 2011 annual meeting of stockholders, the Company held an advisory vote to approve the frequency of future advisory stockholder votes on executive officer compensation. As previously reported by the Company, a majority of the Company’s stockholders voted to hold future advisory votes to approve our executive compensation every year. In light of, and consistent with, the voting results, the Board determined that the Company would hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Exchange Act or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term Company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, MBOs earned on a quarterly basis, long-term equity awards granted based on our review of full-year performance, which equity awards then vest over time or in connection with Board-approved performance targets, and other benefits customary for our peer group. Our executive compensation is discussed in further detail and information about the fiscal year 2016 compensation of our 2016 Named Executive Officers is provided above under the caption “Executive Compensation and Related Information”.

We are asking our stockholders to indicate their support for the compensation of our named executive officers for the fiscal year ended December 31, 2016, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinion of our stockholders and expect to consider the outcome of this vote when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” approval of the compensation of our Named Executive Officers for the fiscal year ended December 31, 2016, as described in this Proxy Statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act also enables the Company’s stockholders to vote, on an advisory, non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. This “say on frequency” vote is required to be held at least once every six years. After consideration of the frequency alternatives, our board of directors believes that conducting an advisory vote on executive compensation on a one-year basis is appropriate for the Company and its stockholders at this time.

Required Vote

Stockholders are asked to specify one of four votes on this proposal: one year, two years, three years or abstain. Approval of the frequency of an advisory vote to approve executive compensation will be determined by a plurality of votes, which means that the choice of frequency that receives the highest number of “for” votes will be considered the frequency selected by our stockholders. Abstentions and broker non-votes will not count as votes cast “for” or “against” any frequency choice, and will have no direct effect on the outcome of this proposal.

BOARD RECOMMENDATION

The Board unanimously recommends a vote for a frequency of one year for the advisory vote on the compensation of our named executive officers.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed BDO, as our independent registered public accounting firm for the year ended December 31, 2017, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the Company’s stockholders at the Annual Meeting. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests.  Representatives of our independent registered accounting firm are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, our Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by BDO to the Company for fiscal years 2015 and 2016:

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$507,603	$502,313
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Grand Total	$507,603	$502,313

Audit Fees. Audit fees represent fees for professional services provided in connection with the integrated audits of our consolidated financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. There were no fees for services rendered by BDO that fall into the classification of audit-related fees for fiscal years 2015 and 2016.

Tax Fees. There were no fees for services rendered by BDO that fall into the classification of tax fees for fiscal years 2015 and 2016.

All Other Fees. This category consists of fees for services other than the services reported in audit fees.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for fiscal year 2016.

Required Vote

Ratification of the selection of BDO as our independent registered public accounting firm for the year ending December 31, 2017 will require the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” ratification of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

SUPPORT.COM, INC 1200 Crossman Ave., Suite 210 Sunnyvale, CA 94089 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A   THE COMPANY NAME INC. - CLASS B  THE COMPANY NAME INC. - CLASS C  THE COMPANY NAME INC. - CLASS D  THE COMPANY NAME INC. - CLASS E  THE COMPANY NAME INC. - CLASS F  THE COMPANY NAME INC. - 401 K  SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01. Richard Bloom 02. Brian Kelley 03. Bradley Radoff 04. Joshua Schechter 05. Eric Singer The Board of Directors recommends you vote FOR Proposal 2. 2. To approve, on an advisory basis, the Company's named executive officer compensation programs and practices as described in the Proxy Statement. For Against Abstain The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To approve, on an advisory basis, the frequency (either every one, two or three years) by which shareholders wish the Company to include an advisory vote on the Company's named executive officer compensation programs and practices. The Board of Directors recommends you vote FOR Proposal 4. For Against Abstain 4. To ratify the appointment of BDO USA, LLP ("BDO") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof. For address change/comments, mark here. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 0000340050_1 R1.0.1.15 02 0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report on Form 10-K are available at http://investors.support.com and www.proxyvote.com.

Proxy - SUPPORT.COM, INC. This proxy is solicited by the Board of Directors The undersigned hereby authorizes Richard Bloom or Michelle Johnson, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the principal executive offices of the Company at 1200 Crossman Ave., Suite 210, Sunnyvale, CA 94089 on July 6, 2017 at 8:00 a.m., Pacific Time, or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2 and 4 and 1 YEAR on Proposal 3, and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side 0000340050_2 R1.0.1.15